EXHIBIT 12
                                   ----------


HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

----------------------------------------------------------------------
All dollar amounts are stated in millions.
Nine months ended September 30                      1998          1997
----------------------------------------------------------------------
Net income                                      $   59.4      $  627.5
Income taxes                                       205.6         355.0
                                                --------      --------
Income before income taxes                         265.0         982.5
                                                --------      --------
Fixed charges:
  Interest expense <F1>                          1,542.0       1,409.0
  Interest portion of rentals <F2>                  38.8          34.7
                                                --------      --------
Total fixed charges                              1,580.8       1,443.7
                                                --------      --------
Total earnings as defined                       $1,845.8      $2,426.2
                                                ========      ========
Ratio of earnings to fixed charges <F4>             1.17          1.68
                                                ========      ========
Preferred stock dividends <F3>                      -         $    7.2
                                                ========      ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends <F4>                1.17          1.67
                                                ========      ========
Ratio of earnings to combined fixed charges
  and preferred stock dividends, excluding
  merger and integration related costs              1.80          -
                                                ========      ========

<F1> For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2> Represents one-third of rentals, which approximates the portion representing interest.

<F3> Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 36.1 percent for the nine months ended September 30, 1997.

<F4> The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.